UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
December 24, 2015
Date of Report (Date of earliest event reported)

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

(646) 747-7200
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Pursuant to a Stockholders Agreement, dated as of February 4, 2015, with Shake Shack Inc. (the “Company”), Daniel H. Meyer and his affiliates (the “Meyer Group”) and other parties thereto, the Meyer Group has the right to cause all of the stock of Union Square Cafe Corp. (“USC”) to be exchanged for shares of the Company’s Class A common stock (“Class A Stock”) pursuant to a tax-free reorganization under Section 368(a) (the “Reorganization”) of the IRS Code.
The Meyer Group elected to effect the Reorganization. The Reorganization was structured as a two-step merger, whereby (i) on December 24, 2015, a wholly-owned subsidiary of the Company merged with and into USC, then (ii) on December 28, 2015, USC merged with and into the Company. Prior to the Reorganization, USC owned 1,727,804 common membership interests of SSE Holdings, LLC (the “LLC Interests”) and an equivalent number of shares of the Company’s Class B common stock (the “Class B Stock”).
In the mergers, (i) each of the stockholders of USC received an amount of Class A Stock based upon the amount of shares of USC held by such stockholders, on a one-for-one basis; (ii) all of the shares of Class B Stock held by USC were cancelled; and (iii) all of the LLC Interests held by USC were transferred to the Company.
As a stockholder of USC, the Daniel H. Meyer Investment Trust received 1,390,218 shares of Class A Stock, representing its 80.462% interest in USC. The other stockholders received an aggregate of 337,586 shares of Class A Stock, representing their aggregate 19.538% interest in USC.
No Class A Stock was sold or purchased by USC, the Meyer Group or any other stockholder of the Company in the Reorganization.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

	By:	/s/ Jeff Uttz
Jeff Uttz
Date: January 20, 2016		Chief Financial Officer